Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-194213) of SunCoke Energy Partners, L.P. and in the related Prospectus of our report dated March 27, 2015, with respect to the consolidated financial statements of Raven Energy LLC and affiliate included in this Form 8-K.

/s/ Ernst & Young LLP
Charleston, WV
August 18, 2015